UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  September 24, 2007

EZENIA! INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	0-25882	04-3114212
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

14 Celina Drive, Suite 17-18, Nashua, NH    03063

(Address of Principal Executive Offices)         (Zip Code)

Registrant’s telephone number, including area code  (781) 505-2100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 2.05.  Costs Associated with Exit or Disposal Activities.

On September 24, 2007, Ezenia! Inc. (the “Company”) announced its plan to consolidate its Colorado Springs [COS] and Nashua [NAS] facilities in Nashua, New Hampshire by year end of 2007.  In connection with the Company’s continuing efforts to expand its product offerings and customer base, the Company believes that the consolidation into one facility will result in increased productivity, better coordination within and across functional organizations, and optimized utilization and deployment of personnel.

It is the Company’s intention, where feasible and applicable, to move all employees from COS to NAS.  All employees currently at other locations remain unaffected.  There is no planned reduction in workforce as part of this consolidation.

The Company expects to incur a cost of approximately $200,000 in connection with the Colorado leased facilities.  The Company estimates that the total amount of cost expected to be incurred in connection with the restructuring (including the lease expense) is approximately $500,000.  The lease expense of $200,000 will be recorded in the fourth quarter of 2007 and the remaining approximately $300,000 for mostly relocation and retention costs will be recorded as incurred over the next six months.  It is expected that the entire expense will be a cash expenditure.

Additional information related to this restructuring is contained in a press release issued by the Company on September 24, 2007, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

On September 18, 2007, Thomas G. McInerney gave notice to the Secretary of the Company of his resignation from the Board of Directors of the Company, effective immediately.

Item 9.01.  Financial Statements and Exhibits.

(c)           Exhibits.

99.1         Ezenia! Inc. Press Release, dated September 24, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EZENIA! INC.

Dated: September 24, 2007	By:	/s/ Roger N. Tuttle
Roger N. Tuttle
Chief Financial Officer and Secretary
(Principal Financial and Accounting Officer)

EXHIBIT INDEX
Exhibit No.	Description
99.1	Ezenia! Inc. Press Release, dated September 24, 2007.